Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188118, 333-162716, 333-146963, 333-113773, 333-58069, and 033-58083) pertaining to Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees of our report dated June 24, 2019, with respect to the financial statements and supplemental schedules of the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2018.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 24, 2019